                                                                     EXHIBIT 21
                           Subsidiaries of Registrant



        The registrant owns 100% of the issued and outstanding Capital Stock of Cotter Real Estate Agency, Inc., Cotter Acceptance Co., Inc., Cotter Insurance Agency, Inc., Cotter Trucking, Inc., Wheeler Manufacturing Co., and Atlas Power Equipment Company, all Illinois corporations, and indirectly through Cotter Acceptance, Co., 100% of the issued and outstanding Capital Stock of Warner True Value Hardware, Inc., a Minnesota corporation. The accounts of these subsidiaries have been consolidated with the registrant's at December 31, 1994 and January 1, 1994.

        In January 1992, the registrant formed a Canadian subsidiary, Cotter Canada Hardware & Variety Company, Inc., owning 100% of the issued and outstanding Capital Stock. Indirectly, through this subsidiary, the registrant owns 100% of the issued and outstanding voting Preferred Stock of the newly formed Canadian cooperative, Cotter Canada Hardware and Variety Cooperative, Inc.